EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Selected Financial Data”and to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-05415, 333-05417, 333-27031 and 333-33357) pertaining to the Galagen Inc. 1992 Stock Plan, Employee Stock Purchase Plan, Non-Statutory Stock Option Agreements and the 1997 Incentive Plan of Galagen Inc. and in the related Prospectus, of our report dated February 16, 2001, with respect to the financial statements and schedule of Galagen Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2000.

                                                                                            /s/ Ernst & Young LLP

Minneapolis, Minnesota

March 28, 2001